Exhibit 23.2

Consent of Analysis, Research & Planning Corporation

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-161334) and S-8 (No. 333-67257, No. 333-00829, No. 333-19445, No. 333-42133, No. 333-130047, No. 333-143716, No. 333-149396, No. 333-151607 and No. 333-149537) of Ingersoll-Rand plc (the “Company”) of (i) the references to us in the form and context in which they appear in such registration statements, and (ii) the use of or reliance on the information contained in our report to the Company to assist the Company in setting forth an estimate of the Company’s total liability for pending and unasserted future asbestos-related claims in such registration statements.

February 25, 2010	Analysis, Research & Planning Corporation

	By:	/s/ Thomas Vasquez
	Name:	Thomas Vasquez, Ph.D
	Title:	Vice President